UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2009

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA		95051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                                Costs Associated with Exit or Disposal Activities.

On December 17, 2008, Agilent Technologies, Inc. (“Agilent”) filed a Current Report on Form 8-K disclosing the approval of a targeted restructuring program (the “Original Restructuring Program”).  On February 17, 2009, Agilent filed a Current Report on Form 8-K disclosing the taking of additional actions under the Original Restructuring Program (the “February 2009 Additional Actions”).  On March 26, 2009, Agilent announced to its employees actions to restructure our Electronic Measurement and Semiconductor Board Test segments in response to the continuing deterioration of economic conditions (the “March 2009 Additional Actions”).  The actions under the Original Restructuring Program, the February 2009 Additional Actions and the March 2009 Additional Actions (together, the “FY09 Restructuring Program”) are part of a series of actions being taken by Agilent in response to the current economic situation.

Agilent expects that the March 2009 Additional Actions will further reduce its global workforce of regular employees by approximately 2,700 positions, bringing the total headcount reductions under the FY09 Restructuring Program to approximately 3,800 people.   The timing and scope of workforce reductions will vary by location based on local legal requirements.  We expect to complete a majority of these activities related to the FY09 Restructuring Program by October 31, 2009, with the remainder expected to be completed by the end of the second quarter of fiscal 2010.

In connection with the March 2009 Additional Actions, we expect to record in the aggregate approximately $140 million in pre-tax restructuring charges related to employee severance arrangements and $20 million in other charges related to contract termination costs and other exit costs (incremental to the Original Restructuring Program and February 2009 Additional Actions).  We expect that substantially all of these charges will result in cash expenditures.

In connection with the FY09 Restructuring Program (including the amounts due to the March 2009 Additional Actions), we now expect to record in the aggregate approximately $315 million in pre-tax restructuring and other related charges, of which approximately $48 million has already been recorded in the first quarter of fiscal year 2009.  We expect that substantially all of these charges will result in cash expenditures.

Forward-Looking Statements

This Item 2.05 contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements relate to our planned restructuring activities and include our current estimates of the scope, timing and cost of those activities. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, the risk of additional costs and delays associated with compliance with U.S. and international labor and other laws, the risk that a further decline in general economic conditions and the global credit and equity markets or unforeseen changes in the strength of our customers’ businesses and demand for current and new products and technologies will require changes to the planned restructuring, and the risk that we are not able to realize the savings expected from the restructuring activities.

In addition, other risks that Agilent faces in running its operations include the ability to execute successfully through business cycles while it continues to implement cost reductions; the ability to meet and achieve the benefits of its cost-reduction goals and otherwise successfully adapt its cost structures to continuing changes in business conditions; ongoing competitive, pricing and gross-margin pressures; the risk that our cost-cutting initiatives will impair our ability to develop products and remain competitive and to operate effectively; the impact of geopolitical uncertainties and global economic conditions on our operations, our markets and our ability to conduct business; the ability to improve asset performance to adapt to changes in demand; the ability to successfully introduce new products at the right time, price and mix; and other risks detailed in Agilent’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.  Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Marie Oh Huber
Name:	Marie Oh Huber
Title:	Vice President, Deputy General Counsel and
Assistant Secretary

Date:  March 26, 2009